UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cypress Sharpridge Investments, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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65 East 55th Street

New York, New York 10022

March 15, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CYPRESS SHARPRIDGE INVESTMENTS, INC.

To the stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166, on Friday, May 7, 2010, at 10:30 a.m., Eastern Time, for the purposes set forth below:

1.	To elect the Board of Directors, with each director serving a one-year term and until his successor is elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP to serve as our independent public accountants for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 5, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. If you wish to attend the Annual Meeting in person, please register in advance by emailing Investor Relations at ir@sharpridge.com or by phone at (212) 612-3210. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

We have enclosed a proxy statement, proxy card and self-addressed envelope. Please complete, date and sign the proxy card and return it promptly in the envelope provided, which requires no postage if mailed in the United States. As detailed on the proxy card, you also may vote by telephone or on the Internet. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas A. Rosenbloom

Secretary

2010 ANNUAL MEETING OF STOCKHOLDERS

OF

CYPRESS SHARPRIDGE INVESTMENTS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “board”) of Cypress Sharpridge Investments, Inc. (the “Company,” “we” or “us”), for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 7, 2010, at 10:30 a.m., Eastern Time, at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166, and at any adjournment or postponement to the meeting, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2009, are first being sent to our stockholders on or about March 15, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2010: This proxy statement, the accompanying proxy card and our annual report to stockholders are available on the Internet at http://www.cysinv.com. On this site, you will be able to access this proxy statement, the accompanying proxy card, our annual report to stockholders, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders. In addition to solicitation by mail, some of our directors and officers and the employees of Sharpridge Capital Management L.P. (“Sharpridge”), one of our manager’s sub-advisors, may make additional solicitations by telephone or in person without extra pay. We will pay the solicitation costs, and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q.	Who is entitled to vote?

A.	All stockholders of record as of the close of business on March 5, 2010, which is the record date, are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.

A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 18,760,844 shares of our common stock were issued and outstanding. If less than a majority of our outstanding shares entitled to vote are represented at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 5, 2010. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole share of our common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	You may vote your shares at the Annual Meeting in person. If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card.

In order to vote on the Internet, you must first go to http://www.investorvote.com/cys if you are a registered shareholder, or to http://www.proxy.com if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800)-652-VOTE if you are a registered shareholder or 1-(800)- 454-VOTE if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by mail, please complete, date, sign and return the proxy card in the self-addressed stamped envelope provided.

Authorizing your proxy by one of the methods described above will not limit your right to attend the Annual Meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a properly submitted proxy, your proxy will vote, as recommended by the Board of Directors, to elect (FOR) the director nominees listed in “Proposal 1—Election of Directors” and in favor of (FOR) “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q.	How do I vote my shares that are held by my broker?

A.	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet.

Q.	What am I voting on?

A.	You will be voting on:

•	Proposal 1: the election of seven directors to hold office until our 2011 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP to act as our independent registered public accounting firm for the year ending December 31, 2010.

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A.	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.

	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	Ratification of the appointment of the independent registered public accounting firm requires a majority of the votes cast.

Q.	How are abstentions and broker non-votes treated?

A.	A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “against” the election of directors or the ratification of Deloitte & Touche LLP as our independent public accountants, and thus will have no effect on the result of the vote on these proposals.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of independent auditors. The NYSE has recently stated that the uncontested election of directors is no longer considered a “routine” matter for purposes of broker discretionary voting.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors” and in favor of (FOR) “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q.	Will anyone contact me regarding this vote?

A.	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q.	Who has paid for this proxy solicitation?

A.	We have paid the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors or our officers or by employees of Sharpridge personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May stockholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q.	What does it mean if I receive more than one proxy card?

A.	It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q.	Can I change my vote after I have voted?

A.	Yes. Proxies properly submitted by mail, phone or the Internet do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or the Internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s web site?

A.	Yes. Our web site is located at www.cysinv.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the Securities and Exchange Commission (the “SEC”).

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders.

At the 2010 Annual Meeting, all seven directors will be elected to serve until the 2011 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated our current directors, Kevin E. Grant, Douglas Crocker, II, Jeffrey P. Hughes, Stephen P. Jonas, Raymond A. Redlingshafer, Jr., James A. Stern and David A. Tyson, PhD to serve as directors (the “Nominees”). The Board of Directors anticipates that each Nominee will serve, if elected, as a director. However, if any Nominee is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR each Nominee.

The Board of Directors

Sharpridge, as a sub-advisor to Cypress Sharpridge Advisors LLC (our “Manager”), manages our day-to-day operations, subject to the supervision of our Board of Directors. Members of our board are kept informed of our business through discussions with Sharpridge’s executive officers, who also serve as our executive officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

Information Regarding the Nominees

We believe that all of our directors are intelligent, collegial, insightful, proactive with respect to management and risk oversight, and exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director. Each of our current directors, except Stephen P. Jonas, has served on the board since our initial public offering, which was consummated in June 2009. Mr. Jonas has served on the board since September 21, 2009.

Name	Age	Background Information
Kevin E. Grant	49

Mr. Grant has served as our Chief Executive Officer, President and the Chairman of our Board of Directors, and as the Chief Executive Officer and President of our Manager since inception of each entity in January 2006. He also serves on our Manager’s investment committee. Prior to founding us and establishing our Manager in January 2006, Mr. Grant formed Sharpridge, one of our Manager’s sub-advisors, in January 2005, where he has served as Chief Executive Officer since formation. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments (“Fidelity”). As a Portfolio Manager of Fidelity, Mr. Grant had direct or indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

We believe that Mr. Grant should serve as a member of our Board of Directors due to his long and distinguished career as a residential mortgage-backed securities and fixed income portfolio manager.

Douglas Crocker, II	69

Mr. Crocker has served as a member of our Board of Directors since November 2006. Mr. Crocker is currently a director of Ventas, Inc. (NYSE: VTR), a health care real estate investment trust (“REIT”). Mr. Crocker also serves as a director of Post Properties (NYSE: PPS), a multifamily REIT. Mr. Crocker serves as a trustee for Acadia Realty Trust (NYSE: AKR), a REIT which owns and operates shopping centers. From March 1993 through December 2002, Mr. Crocker was Chief Executive Officer, President and a trustee of Equity Residential (NYSE: EQR), an apartment REIT, and served as the company’s Vice Chairman from January 2003 through May 2003. Mr. Crocker also serves as a trustee of DePaul University. Mr. Crocker is a former Chairman of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Crocker is a past Chairman of the National Multi Housing Council. Mr. Crocker has also served as a director of REIS Inc. (NASDAQ: REIS) and Reckson Associates Realty Corp. within the past five years, although he no longer serves as a director of either of those companies.

Due to his significant experience as an executive officer and director of other REITs, we believe Mr. Crocker should serve as a member of our Board of Directors.

Name	Age	Background Information
Jeffrey P. Hughes	69

Mr. Hughes has served as a member of our Board of Directors since February 2006. Mr. Hughes is Vice Chairman of The Cypress Group (“Cypress”). At Cypress, Mr. Hughes is the principal operating officer and advises and assists industry groups, primarily the financial services investment team. Mr. Hughes is currently a director of Financial Guaranty Insurance Company, CPI International Inc. (NASDAQ: CPII), Scottish Re Group Limited and Medicus Insurance Holdings, Inc. Prior to founding Cypress in 1994, Mr. Hughes was a senior investment banker with Lehman Brothers Inc. and its predecessors (“Lehman”), which he joined in 1968 and was elected partner in 1976. Over the course of his career at Lehman, Mr. Hughes established the firm’s private financing department, served as a senior investment banker for industrial, energy and consumer products companies, and was head of its financial institutions group. Mr. Hughes began his career as an attorney with Simpson Thacher & Bartlett LLP.

Due to his significant investment and capital markets experience as well as his experience as a director of other public companies, we believe Mr. Hughes should serve as a member of our Board of Directors.

Stephen P. Jonas	57

Mr. Jonas has served as a member of our Board of Directors since September 2009. Mr. Jonas retired in 2007 as Executive Director of Fidelity Management & Research Company, the investment management organization of Fidelity, the largest mutual fund company in the United States. Mr. Jonas was a member of Fidelity’s Management Committee and served on Fidelity’s Board of Directors as well as the Board of Trustees of the Fidelity Funds. Mr. Jonas joined Fidelity in 1987 as Vice President of Finance for the retail customer phone operations. He then held a series of senior operational and financial positions, which included Chief Financial Officer of Fidelity Management & Research Company, Chief Financial Officer of Fidelity Brokerage Group and Chief Financial Officer of Fidelity Personal Investments and Brokerage Group. Mr. Jonas served as Executive Vice President and Chief Financial Officer of Fidelity from 1998 to 2002, and Chief Administrative Officer until 2004, when he was named President of Enterprise Operations and Risk Services. He was appointed to his last position in 2005 and retired in 2007, when he was responsible for the investment management of $1.2 trillion of mutual fund assets. Prior to joining Fidelity, Mr. Jonas was with Wang Laboratories in Lowell, Massachusetts from 1978 to 1987, where he held a series of senior financial and operational positions in the Customer Services Division. Previously, he was Chief Financial Officer for Graphic Systems, Inc. in Hudson, New Hampshire from 1975 to 1978. Mr. Jonas serves on the Board of Trustees for Simmons College in Massachusetts, where he is currently Chairman of its investment committee.

Due to his significant experience as a chief financial officer, a director and a risk manager at Fidelity, we believe Mr. Jonas should serve as a member of our Board of Directors.

Name	Age	Background Information
Raymond A. Redlingshafer, Jr.	54

Mr. Redlingshafer has served as a member of our Board of Directors since November 2006. Mr. Redlingshafer is a Senior Managing Director with Clayton Holdings, LLC (“Clayton”), a financial services firm that provides risk analysis, loss mitigation and operational solutions to the mortgage industry. Prior to joining Clayton in January 2010, Mr. Redlingshafer was a Managing Director and an independent consultant for the Pentalpha Capital Group (“Pentalpha”), an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets, from December 2007 to January 2010. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (“New York Mortgage Trust”) (NASDAQ: NYMT) from March 2003 to July 2005. Mr. Redlingshafer also served as a director of New York Mortgage Trust within the past five years, although he no longer serves as a director there. New York Mortgage Trust is a REIT focused on owning and managing a leveraged portfolio of residential mortgage-backed securities. Prior to joining New York Mortgage Trust, from January 2000 to April 2001 Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, he was National Director of Securities Marketing for the Federal Home Loan Mortgage Corporation (“Freddie Mac”), where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

Due to his experience in the residential mortgage-backed securities market, we believe Mr. Redlingshafer should serve as a member of our Board of Directors.

James A. Stern	59

Mr. Stern has served as a member of our Board of Directors since February 2006. Mr. Stern is the Chairman and Chief Executive Officer of Cypress. At Cypress, Mr. Stern manages the firm’s investing activities and serves as a director of portfolio companies including Affinia Holdings, Cooper-Standard Automotive Inc. Mr. Stern has also served as a director of Medpointe Inc., Lear Corporation (NYSE: LEA) and Wesco International, Inc. (NYSE: WCC) within the past five years, although he no longer serves as a director of any of those companies. Prior to founding Cypress in 1994, Mr. Stern was head of Lehman’s Merchant Banking Group. Over the course of his career at Lehman, Mr. Stern was a member of the firm’s management committee and co-head of investment banking. In addition to his business activities, Mr. Stern has been a member of Tufts University’s Board of Trustees since 1982, and currently serves as its Chairman.

Due to his significant investment and capital markets experience as well as his experience as a director of other public companies, we believe Mr. Stern should serve as a member of our Board of Directors.

Name	Age	Background Information
David A. Tyson, PhD	52

Mr. Tyson has served as a member of our Board of Directors since April 2006. Mr. Tyson is President of RiversEdge Portfolio Advisors LLC (“RiversEdge”), an investment risk management consultancy based in Connecticut. Mr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Mr. Tyson held several financial roles at Travelers Life & Annuity, (“Travelers”), and Citigroup’s other proprietary insurance companies. Mr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Mr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Mr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, he managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. As Chief Investment Officer, Mr. Tyson was actively involved in all of Traveler’s alternative and special investments, and served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Mr. Tyson was with Equitable Investment Management Company from 1979 to 1985.

Due to his significant investment and risk management experience, we believe Mr. Tyson should serve as a member of our Board of Directors.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board of Directors in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and the Board of Directors determines, taking into account all facts and circumstances, that no other material relationship between the Company and the director exists of a type not specifically mentioned in the categorical standards, the Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•

a director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a director who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

(i) a director who is or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

a director who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: Douglas Crocker, II, Stephen P. Jonas, Raymond A. Redlingshafer, Jr. and David A. Tyson, PhD. We presently have seven directors, including these four independent directors. Also, while Ms. Spark was a member of our Board of Directors prior to her appointment as our chief financial officer, our Board of Directors determined that she was independent.

Executive Sessions of our Non-Management Directors

As required by the NYSE rules, the independent directors or the non-management directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after a regularly scheduled meeting of the board. In 2009, neither the independent directors nor the non-management directors of the board met in executive session without management. The non-management directors of the board did meet in executive session without management in February 2010. Our lead independent director, Mr. Tyson, presides over such executive sessions of the board.

We have implemented procedures for interested parties, including stockholders, who wish to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full Board of Directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “—Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Committees

Our Board of Directors has established and adopted a written charter for an audit committee, compensation committee, nominating and corporate governance committee and risk management committee. Each of these committees has three directors and is composed exclusively of independent directors, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

Audit Committee

The audit committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Mr. Jonas, one of our independent directors, chairs our audit committee and serves as our “audit committee financial expert,” as that term is defined by the SEC. Messrs. Redlingshafer and Tyson are also members of the audit committee. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. None of the audit committee members serve on audit committees of other public companies. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee is responsible for reviewing any transactions that involve potential conflicts of interest, including any potential conflicts involving executive officers, directors and their immediate family members. See “Code of Business Conduct and Ethics.” Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the audit committee will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and may consider the advice of counsel, before making any decisions regarding the conflict.

In addition, the audit committee is responsible for reviewing and approving “related person transactions.” See “Certain Relationships and Related Transactions—Related Person Transaction Policy.”

The audit committee held four meetings in 2009.

Compensation Committee

The compensation committee reviews the Company’s overall director compensation structure, policies and programs, oversees the performance and compensation of our Manager under its management agreement with us, administers the issuance of any stock issued under our 2006 Stock Incentive Plan (the “Plan”) to our Manager, its sub-advisors or their respective employees that provide services to us, and makes recommendations to the Board of Directors with respect to the Plan and any other incentive-compensation plans and equity-based plans with respect to the management agreement with our Manager. Our compensation committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Crocker chairs our compensation committee. Messrs. Redlingshafer and Tyson are members of the compensation committee.

The compensation committee held five meetings in 2009.

In 2009, the compensation committee retained The Schonbraun McCann Group (“SMG”) to help the compensation committee create a fair, reasonable and balanced compensation program for our directors, and our executive officers as part of the board’s review and analysis of the potential internalization of our management structure, that motivates and rewards these individuals for performance while closely aligning their interests with the interests of our stockholders. Under this engagement, the compensation committee asked SMG to engage in periodic discussions with the compensation committee to review current trends and significant developments in the areas of employment contracts, compensation plans and philosophies and changes in tax and accounting rules that affect contracts, compensation plans and philosophies and changes in tax and accounting rules that affect compensation.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee (i) is responsible for seeking, considering and recommending to the Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders, (ii) makes recommendations to the Board of Directors regarding candidates to fill vacancies in the Board of Directors, (iii) periodically prepares and submits to the Board of Directors for adoption the committee’s selection criteria for director nominees, (iv) reviews and makes recommendations on matters involving general operation of the Board of Directors and our corporate governance, (v) annually recommends to the Board of Directors nominees for each committee of the Board of Directors and (vi) reviews periodically with the Board of Directors the succession plans with respect to the Chief Executive Officer. In addition, the committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and officers and reports thereon to the Board of Directors. Our nominating and corporate governance committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Redlingshafer chairs our nominating and corporate governance committee. Messrs. Crocker and Tyson are members of the nominating and corporate governance committee.

The nominating and corporate governance committee did not hold any meetings in 2009.

Risk Management Committee

Our risk management committee oversees senior management’s responsibilities to identify, assess and manage our risk exposures, including but not limited to credit risk, market risk, interest rate risk, counterparty risk, investment risk, liquidity risk, operational risk and compliance risk and reports to and assists the Board of Directors with respect to the assessment of our risk management compliance with legal and regulatory requirements. Mr. Tyson chairs our risk management committee. Messrs. Crocker and Redlingshafer are members of the risk management committee.

The risk management committee held one meeting in 2009.

Other Committees

Our Board of Directors may from time to time establish other committees to facilitate the management of the Company.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s and its sub-advisors’ officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics of our executive officers or directors may be made only by our Board of Directors or one of its committees.

Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an officer, director or employee of our Manager or any of its affiliates, including Cypress and Sharpridge, except under guidelines approved by the Board of Directors. Our code of business conduct and ethics requires any employee of our Manager or any of its affiliates, including Cypress and Sharpridge, to report any actual conflict of interest to a supervisor, manager or other appropriate personnel.

Board Meetings

The Board of Directors held 14 meetings (including regularly scheduled and special meetings) in 2009, and each director attended at least 75% of the board meetings and each director’s respective committee meetings.

Director Attendance at the Annual Meeting

The Company has a policy that directors attend the annual meeting of stockholders; however, some or all of our directors may be unable to attend the 2010 Annual Meeting due to scheduling conflicts or other obligations that may arise.

Compensation Committee Interlocks and Insider Participation

Messrs. Crocker, Redlingshafer and Tyson served on our compensation committee during our fiscal year ended December 31, 2009. None of the members of our compensation committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Director Compensation for 2009

In the past, members of our Board of Directors who were also our executive officers or employees of our Manager, Cypress or Sharpridge were “excluded directors” and did not receive additional compensation for serving on our Board of Directors. In October 2009, the compensation committee and the board approved resolutions which permit Messers. Hughes and Stern, who were formerly excluded directors, to receive compensation for serving on our Board of Directors. Messrs. Hughes and Stern are executive officers and employees of Cypress and serve on our Manager’s investment committee, but do not serve as one of our executive officers. In the future, to the extent our chairman of the board is not an excluded director, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the compensation committee of our Board of Directors. Each director, other than Mr. Grant, receives $10,000 per quarter, payable in shares of our restricted common stock. Since January 1, 2007, shares of restricted stock that we grant to our directors have been and will be subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant. These shares are issued pursuant to the Plan. Furthermore, each of our independent directors who serves on our audit committee, compensation committee or nominating and corporate governance committee receives an annual cash retainer fee of $10,000, the chairperson of our audit committee receives an additional annual cash retainer of $10,000 and each member of our audit committee receives a cash fee of $2,000 per audit committee meeting. We also reimburse our directors for their reasonable travel expenses incurred in connection with their attendance at full board and committee meetings.

The following table summarizes the compensation that we paid to certain of our directors in 2009:

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Douglas Crocker, II(2)	$10,000	$39,958	$49,958
Jeffrey P. Hughes(3)	—	19,918	19,918
Stephen P. Jonas(4)	7,590	9,926	17,516
Raymond A. Redlingshafer, Jr.(2)	14,000	39,958	53,958
Frances R. Spark(5)	16,410	30,032	46,442
James A. Stern(3)	—	19,918	19,918
David A. Tyson, PhD(2)	14,000	39,958	53,958

(1)

All stock awards were granted pursuant to the Plan. The dollar value is computed in accordance with Accounting Standards Codification 718, Share-Based Payment, and reflects the grant date fair value of stock awards granted in 2009. See Note 7 to our financial statements as of December 31, 2009 and for the year ended December 31, 2009 included in our Annual Report on Form 10-K for a discussion of the assumptions used to value our stock awards to directors.

(2)

Messrs. Crocker, Redlingshafer and Tyson each received 3,001 shares of restricted stock during 2009. The individual grant amounts, grant date fair values and grant dates of these shares of restricted stock were as follows, respectively: 775, $9,990 and January 2009; 683, $9,998 and April 2009; 844, $10,044 and July 2009; and 699, $9,926 and October 2009. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2009, Messrs. Crocker, Redlingshafer and Tyson each had outstanding an aggregate of 3,001 shares of restricted stock.

(3)

Messrs. Hughes and Stern each received 1,492 shares of restricted stock during 2009. These shares of restricted stock were granted in November 2009, each with a grant date fair value of $19,918. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2009, Messrs. Hughes and Stern each had outstanding an aggregate of 1,492 shares of restricted stock.

(4)

Mr. Jonas was elected to our Board of Directors on September 21, 2009. Mr. Jonas received 699 shares of restricted stock during 2009. These shares of restricted stock were granted in October 2009, with a grant date fair value of $9,926. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2009, Mr. Jonas had outstanding an aggregate of 699 shares of restricted stock.

(5)

Ms. Spark was a member of our Board of Directors until September 21, 2009. As a member of our Board of Directors, Ms. Spark received 2,302 shares of restricted stock during 2009. The individual grant amounts, grant date fair values and grant dates of these shares of restricted stock were as follows, respectively: 775, $9,990 and January 2009; 683, $9,998 and April 2009; and 844, $10,044 and July 2009. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2009, Ms. Spark had outstanding an aggregate of 2,302 shares of restricted stock that were granted to her as part of her compensation as a member of our Board of Directors.

In February 2010, our Board of Directors approved the following compensation for our non-executive directors for 2010 and effective as of January 1, 2010:

•	an annual payment of $50,000, payable in equal amounts each quarter in shares of our restricted common stock;

•	an annual cash retainer of $20,000, payable in equal amounts each quarter; and

•	an additional annual cash retainer of $10,000 for the chairperson of our audit committee and an additional annual cash retainer of $5,000 for each other member of our audit committee.

Our Board of Directors may revise our directors’ compensation in its discretion.

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board of Directors or whenever a vacancy is anticipated due to a change in the size or composition of the Board of Directors, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the nominating and corporate governance committee identifies director candidates based on recommendations from the directors, stockholders, management and others. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2009.

Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include the following: (i) the nomination must be received by the committee at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and (ii) the nominating shareholder must submit certain information regarding the director nominee, including the nominee’s written consent.

The nominating and corporate governance committee evaluates annually the effectiveness of the Board of Directors as a whole and of each individual director and identifies any areas in which the Board of Directors would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Directors; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the Board of Directors has the necessary composition to effectively perform its oversight function.

We do not have a formal policy about diversity, but the nominating and corporate governance committee does consider a broad range of diversity when nominating director candidates to the Board of Directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.

Corporate Governance Matters

We have adopted a code of business conduct and ethics that applies to all our executive officers and each member of our Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our web site. Current copies of the following documents are available at our web site at www.cysinv.com in the “Corporate Governance” area of the “Investor Relations” section:

•	audit committee charter;

•	compensation committee charter;

•	nominating and corporate governance committee charter;

•	risk management committee charter;

•	code of business conduct and ethics; and

•	corporate governance guidelines.

Each committee reviews its written charter annually.

Mr. Grant serves as both our Chairman and our Chief Executive Officer. Mr. Tyson serves as our lead independent director. Our lead independent director chairs executive sessions of the independent or non-management directors of our Board of Directors, and meetings of the full Board of Directors when the Chairman is absent and otherwise serves as a liaison between the independent and non-management directors, the full Board of Directors and management.

We believe that it is in the best interests of our stockholders for Mr. Grant to serve as our Chairman because of his unique insight into the Company as well as the residential mortgage backed securities market. We believe that a lead independent director mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on our Board of Directors.

The board has established a risk management committee to oversee management’s risk management responsibilities. The risk management committee consists entirely of independent directors, interacts directly with our executive officers regarding enterprise risk management and reports to and assists the Board of Directors and the audit committee in assessing risk management and our overall risk profile. We believe that having a risk management committee that consists solely of independent directors will mitigate any risk of non-interested directors, including the Chairman, having undue influence over the Board of Directors with respect to its risk oversight duties.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our Board of Directors or any individual director may be contacted by any party via mail at the address listed below:

Board of Directors

Cypress Sharpridge Investments, Inc.

65 East 55th Street, 28th Floor

New York, New York 10022

Attn: Secretary

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent, non-management sessions of the Board of Directors is Mr. Tyson. The independent directors can be contacted by any party via mail at the address listed below:

Independent Directors

Cypress Sharpridge Investments, Inc.

65 East 55th Street, 28th Floor

New York, New York 10022

Attn: Secretary

The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Biographical Information Regarding Executive Officers

Name	Age	Background Information
Kevin E. Grant Chairman of the Board, Chief Executive Officer and President	49	Background information about Mr. Grant may be found under “Information Regarding the Nominees” in this proxy statement.

Frances R. Spark Chief Financial Officer and Treasurer	51	Ms. Spark has served as our Chief Financial Officer and Treasurer, the Chief Financial Officer and Treasurer of our Manager and the Chief Financial Officer of Sharpridge, one of our Manager’s sub-advisors, since August 2009. Ms. Spark served as a member of our Board of Directors from our initial capitalization in February 2006 to September 2009. She served as the chair of our audit committee from March 2007 to September 2009. In addition, Ms. Spark provides financial management, strategic advisory and business consulting services to public and private companies through Spark Consulting, a consulting firm she founded in 1999. Ms. Spark held the position of Chief Financial Officer for MVC Capital, Inc. (NYSE: MVC), a business development company, from January 2004 to September 2005 and also acted as an investment professional for MVC. Ms. Spark has also worked as a turnaround consultant and been involved in restructuring of public and private companies. Prior to Spark Consulting, Ms. Spark was the Controller at The Beacon Group, a private investment firm now part of CCMP Capital from 1997 to 1998, and from 1993 to 1996. Ms. Spark was the Chief Financial Officer of Hyperion Capital Management, a New York investment management firm specializing in mortgage-backed securities. From 1987 to 1992, Ms. Spark held a number of financial roles at Prudential Securities in both the United States and the United Kingdom. Ms. Spark is a Chartered Accountant and worked with KPMG in the United Kingdom from 1981 until 1987.

Name	Age	Background Information
Richard E. Cleary Chief Operating Officer and Assistant Secretary	46	Mr. Cleary has served as our Chief Operating Officer, the Chief Operating Officer of our Manager and the Chief Operating Officer of Sharpridge, one of our Manager’s sub-advisors, since January 2006 and has served as our Assistant Secretary and the Assistant Secretary of our Manager since June 2007. Prior to joining us and our Manager in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to 2004, Mr. Cleary was the Director of Corporate and Business Development of OneSource Information Services (“OneSource”). Prior to OneSource, Mr. Cleary’s work experience included building Thomson Financial’s First Call research and quantitative services businesses in Asia, and serving as a principal with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management, including portfolio company Iron Mountain’s digital archive business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

Thomas A. Rosenbloom Secretary	46	Mr. Rosenbloom has served as the General Counsel of Sharpridge, one of our Manager’s sub-advisors, since May 2007, and our Secretary and the Secretary of our Manager since June 2007. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007, Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing, and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom currently serves as a member of the Board of Directors for one of his former clients, and has served as a member of the Board of Advisors for several of his former clients.

Executive Officer Compensation for 2009

Compensation Discussion and Analysis

We have engaged our Manager pursuant to the terms of an amended and restated management agreement, effective as of January 1, 2009. See “Certain Relationships and Related Transactions” for a description of the terms of the management agreement, including the management fees payable to our Manager thereunder and our reimbursement obligations to our Manager. Under our management agreement, our Manager has agreed to provide us with a management team, including a chief executive officer, chief financial officer and chief operating officer or similar positions. Our officers are employees of Sharpridge, a sub-advisor to our Manager, and receive their compensation from Sharpridge. Sharpridge determines the levels of base salary and bonus that may be earned by our officers based in part on the time required for the performance of the duties of our Manager under the management agreement and such other factors as Sharpridge may determine are appropriate. Additionally, we may grant awards pursuant to the Plan to our Manager, its sub-advisors or their respective employees. The fees that we pay our Manager under the management agreement are, through the distributions of our Manager’s income to Sharpridge, the sources of funds that Sharpridge uses to compensate our officers. We have not paid any cash or equity compensation to any of our officers in their capacity as an officer of Company; however, these officers did receive restricted stock grants in 2009 in their capacity as employees of Sharpridge.

COMPENSATION COMMITTEE REPORT

Our compensation committee reviewed and discussed with our management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on that review and discussions, our compensation committee recommends to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

By the Compensation Committee:

Douglas Crocker, II, Chairman

Raymond A. Redlingshafer, Jr.

David A. Tyson, PhD

Compensation Policies and Practices as They Relate to Risk Management

Although we do not directly compensate our officers and the officers and employees of our Manager and Sharpridge, their compensation is derived from the management fees we pay to our Manager and grants of awards made by us to our Manager, its sub-advisors or their respective officers and employees pursuant to the Plan. We do not believe that our fee arrangement with our Manager or the grants of equity awards made by us to our Manager, its sub-advisors or their respective officers and employees encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of growing a business, the compensation committee has focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for our Manager, its sub-advisors and their respective officers’ and employees’ decisions that could pose long-term risks to us, as follows:

•

Management Fees—We pay our Manager a base management fee that is calculated based on a percentage of our net assets. This percentage decreases as our net assets increase. We do not pay our Manager any incentive fee. Furthermore, because our net assets would decrease if we experienced losses, and, consequently, our Manager’s base management fee would decrease, we believe that our Manager is not incentivized to sacrifice long-term performance for short-term gains.

•

Restricted Stock Awards—With the exception of stock options granted to Mr. Grant upon our initial capitalization in 2006, we have since only issued restricted stock from the Plan. The forfeiture restrictions on such restricted stock lapse over a period of years. We believe that this lapsing period encourages our executives to focus on sustaining our long-term performance.

In summary, our compensation program is structured so that a considerable amount of wealth of our executives is tied to our long-term financial success. We avoid disproportionately large, short-term incentives that could encourage executives to take risks that may not be in our long-term interests, and we provide incentives to manage for long-term performance. We believe this combination of factors encourages our executives and our Manager to manage us in a prudent manner.

Equity Compensation Plans

The following table provides information as of December 31, 2009 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders(2)	131,088	$30.00	2,517,936
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	131,088	$30.00	2,517,936

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”
(2)	Consists of our 2006 Stock Incentive Plan.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2010, subject to ratification of this appointment by our stockholders. Deloitte & Touche LLP has served as our independent registered public accountants since our initial private offering in February 2006 and is considered by our management to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for each of our last two fiscal years:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Audit Fees	$550,176	$457,167
Audit-Related Fees	—	—
Tax Fees	$80,360	$78,349
All Other Fees	—	—

Total	$630,536	$535,516

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Deloitte & Touche LLP related to our initial public offering and subsequent registration statements. In 2009 and 2008, fees and expenses related to the issuance of consents and comfort letters included in the total Audit Fees were $243,869 and $264,654, respectively.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

AUDIT COMMITTEE REPORT

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the audit committee charter. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and Deloitte & Touche LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2009.

In addition, the audit committee discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board, and the audit committee discussed with the independent registered public accountants the auditors’ independence from management and us and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC, the audit committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact “independent.”

By the Audit Committee:

Stephen P. Jonas, Chairman

Raymond A. Redlingshafer, Jr.

David A. Tyson, PhD

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 15, 2010, with respect to:

•	each of our directors;

•	each of our director nominees;

•	each of our named executive officers;

•	each stockholder of the Company that is known to us to be the beneficial owner of more than 5% of our common stock based upon filings made with the SEC; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified stockholders is 65 East 55th Street, New York, New York 10022. Except as indicated in the footnotes below, none of the executive officers or directors has pledged his shares of common stock as collateral, and each named beneficial owner has sole voting power and sole dispositive power.

Name of Beneficial Owner	Shares of Common Stock(1)	Percent of Common Stock(2)
Name and Address
5% stockholders:
Talon Asset Management, LLC(3)	1,934,390	10.31%
Wellington Management Company, LLP(4)	1,351,624	7.20%
Goldman Sachs Asset Management(5)	1,233,699	6.58%
Robeco Investment Management, Inc.(6)	1,203,180	6.41%
FMR LLC(7)	1,165,636	6.21%

Directors and Executive Officers:
Kevin E. Grant(8)	491,520	2.60%
Stephen P. Jonas(9)	111,875	*
Jeffrey P. Hughes(10)	102,276	*
Richard E. Cleary(11)	85,599	*
James A. Stern(12)	84,355	*
Frances R. Spark(13)	69,507	*
Thomas A. Rosenbloom(11)	60,500	*
Douglas Crocker II(14)	24,570	*
David A. Tyson(15)	15,258	*
Raymond A. Redlingshafer, Jr.(15)	13,658	*
William J. Hayes(16)	24,333	*
All Directors and Executive Officers as a Group (10 persons)(17)	1,059,118	5.61%

*	Represents ownership of less than 1.0%.
(1)

In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days of March 15, 2010 (such as upon the exercise of options that are currently vested or which are scheduled to vest within 60 days).

(2)

For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if that person has the right to acquire such shares within 60 days of March 15, 2010 by the exercise of any options. Options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person.

(3)

Information based on a Schedule 13G/A filed with the SEC on January 11, 2010 by Talon Asset Management, LLC (“TAM”) and Talon Sharpridge, LLC. TAM has: (a) sole voting power over zero shares; (b) shared voting power over 1,934,390 shares; (c) sole dispositive power over zero shares; and (d) shared dispositive power over 1,934,390 shares. TAM beneficially owns an aggregate of 1,934,390 shares. This total includes 937,141 shares on behalf of Talon Sharpridge, LLC; 312,491 shares in behalf of Talon Sharpridge QP, LLC; 90,000 shares on behalf of Talon Opportunity Partners, L.P.; and 594,758 shares on behalf of separately managed client accounts of TAM. The address for TAM is One North Franklin Street, Suite 900, Chicago, Illinois 60606.

(4)

Information based on a Schedule 13G filed with the SEC on February 12, 2010 by Wellington Management Company, LLP (“WMC”). WMC has: (a) sole voting power over zero shares; (b) shared voting power over 1,198,858 shares; (c) sole dispositive power over zero shares; and (d) shared dispositive power over 1,351,624. The address for WMC is 75 State Street, Boston, Massachusetts 02109.

(5)

Information based on a Schedule 13G filed with the SEC on February 12, 2010 by Goldman Sachs Asset Management (“GSAM”) (Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC together form GSAM). GSAM has: (a) sole voting power over zero shares; (b) shared voting power over 1,103,430 shares; (c) sole dispositive power over zero shares; and (d) shared dispositive power over 1,233,699. The address for GSAM is 32 Old Slip, New York, New York 10005.

(6)

Information based on a Schedule 13G filed with the SEC on February 9, 2010 by Robeco Investment Management, Inc. (“RIM”). RIM has: (a) sole voting power over 877,597 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 1,203,180 shares; and (d) shared dispositive power over zero shares. The address for RIM is 909 Third Avenue, New York, New York 10022.

(7)

Information based on a Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC (“FMR”). FMR has: (a) sole voting power over 153,158 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 1,165,636 shares; and (d) shared dispositive power over zero shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 1,012,478 shares as a result of acting as an investment adviser to various registered investment companies. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR, is the beneficial owner of 153,158 shares. Edward C. Johnson 3d, the Chairman of FMR, and FMR through its control of PGATC, each has sole dispositive power and sole voting power over 153,158 shares managed by PGATC. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Members of Mr. Johnson’s family, through their ownership of 49% of the voting power of FMR and the execution of a shareholders’ voting agreement with all other Series B shareholders of FMR, may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	Includes (i) 220,000 unvested shares of restricted stock and (ii) options to acquire 131,088 shares of common stock.
(9)	Includes 1,421 unvested shares of restricted stock.
(10)	Includes (i) 16,666 shares of common stock held in trusts for which Mr. Hughes is a trustee and (ii) 2,214 unvested shares of restricted stock.
(11)	Includes 60,000 unvested shares of restricted stock. Mr. Cleary has pledged 25,000 shares of his common stock as security.
(12)	Includes (i) 16,667 shares of common stock held in a trust for which Mr. Stern is a trustee and (ii) 2,214 unvested shares of restricted stock.
(13)	Includes 61,527 unvested shares of restricted stock.
(14)

Includes 16,644 shares of common stock, which were acquired by Talon Sharpridge QP, LLC. Talon Asset Management LLC is the managing member of Talon Sharpridge QP, LLC. Mr. Crocker holds a minority ownership interest in Talon Sharpridge QP, LLC. These amounts reflect Mr. Crocker’s economic interest in the shares of common stock held by Talon Sharpridge QP, LLC. Also includes 2,948 unvested shares of restricted stock held by Mr. Crocker.

(15)	Includes 2,948 unvested shares of restricted stock.
(16)	Based on information provided in Form 4 filings.

(17)

In calculating the number and percentage of shares of common stock beneficially owned by our directors and executive officers as a group, we have included all of the shares owned beneficially by each of our directors, director nominees and current executive officers. Effective as of August 12, 2009, Mr. Hayes no longer served as the Chief Financial Officer of the Company, and, as a result, is not included in the total number and percentage of shares of our common stock beneficially owned by our directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act (“Section 16(a)”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2009 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Our management agreement with our Manager provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Directors. Our chief executive officer, chief financial officer, chief operating officer and secretary also serve as officers of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third-party.

During 2007, 2008 and 2009, we paid our Manager approximately $2.4 million, approximately $1.6 million and approximately $2.8 million in base management fees, respectively. The only incentive compensation earned by our Manager to date, which was approximately $0.2 million during 2007, was waived by our Manager. We and our Manager have agreed that our Manager no longer will be eligible to receive any incentive compensation under our management agreement. During 2007, we did not reimburse any expenses to our Manager because our Manager waived its right to seek such reimbursement. Commencing January 1, 2008, we began reimbursing our Manager for the expenses described above which amounted to approximately $0.9 million and approximately $0.9 million for the years ended December 31, 2008 and 2009, respectively.

License Agreement

In connection with our initial capitalization, we entered into license agreements with each of Cypress and Sharpridge pursuant to which each of Cypress and Sharpridge granted us a non-exclusive, royalty-free license to use the names and trademarks “Cypress” and “Sharpridge.” Under these agreements, we have a right to use these names and trademarks, for so long as each firm or one of its affiliates remain affiliated with our Manager. Other than with respect to these limited licenses, we have no legal right to either the “Cypress” or “Sharpridge” names. Each license agreement will remain in effect so long as the management agreement with our Manager and the respective sub-advisory agreement is in effect. As a result, in the event the management agreement or the respective sub-advisory agreement is terminated or expires, we would be required to change our name to eliminate the use of “Cypress” or “Sharpridge,” as the case may be.

Options and Restricted Stock Awards

We have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to certain officers and employees of Sharpridge, which serves as a sub-advisor to our Manager, and other individuals who provide services to us, as designated by our Manager.

On December 17, 2009, the compensation committee of our Board of Directors approved grants of an aggregate of 538,000 restricted shares of the Company’s common stock to certain employees of Sharpridge. The grants were awarded pursuant to the Plan. The grants were valued at approximately $13.62 per share, which made the amount of the grant valued at approximately $7.3 million. Mr. Grant, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom, each of whom serves as an executive officer of the Company and is employed by Sharpridge, received grants of 220,000, 60,000, 60,000 and 60,000 restricted shares of common stock, respectively. The grants to the executive officers of the Company were each made pursuant to a five-year vesting period and were completed pursuant to a restricted stock award agreement with each executive officer. The restricted stock vests annually in the following increments: 15% on the first anniversary of the grant date, 15% on second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 30% on the fifth anniversary of the grant date. The restricted stock that was granted to the other employees of Sharpridge that do not serve as our executive officers vests ratably on each of the first, second and third anniversaries of the grant date.

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Certain of our executive officers and directors, and certain officers and employees of our Manager and its sub-advisors and other affiliates, own shares of our common stock as a result of purchases of our common stock in our February 2006 and December 2006 private offerings, our initial public offering and open market transactions. All of these securities were purchased at the same price paid by other third party investors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Pursuant to the management agreement with our Manager, we have agreed to indemnify our Manager, its members and any person controlling or controlled by the members and any person providing sub-advisory services to our Manager and the managers, officers, directors and employees of our Manager, its members and any such person with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our corporate secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our corporate secretary would then assess whether the proposed transaction is a “related person transaction” and, if so, promptly communicate that information to the audit committee. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any member of the audit committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2011 annual meeting of stockholders must be received by the corporate secretary of the Company no later than November 16, 2010 in order to be considered for inclusion in our proxy statement relating to the 2011 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2011 Annual Meeting of Stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 18, 2010 and on or before November 16, 2010. If the 2011 annual meeting of stockholders is scheduled to take place before April 7, 2011 or after June 6, 2011, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2011 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2011 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2011 Annual Meeting of Stockholders is first made public by the Company. Any such proposal should be mailed to: Cypress Sharpridge Investments, Inc., 65 East 55th Street, New York, New York 10002, Attention: Corporate Secretary. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•

the class, series and number of shares of stock of the Company which are owned by such stockholder or any stockholder associated person, if any, and the nominee holder for, and number of, shares owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act) but not of record by such stockholder and by and such stockholder associated person;

•

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder and/or stockholder associated person, the purpose or effect of which is to give such stockholder and/or stockholder associated person economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company (“synthetic equity interests”), which synthetic equity interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such stockholder and/or stockholder associated person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such stockholder and/or stockholder associated person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and/or stockholder associated person has a right to vote any shares of any security of the Company;

•	any short interest in any security of the Company;

•

any rights to dividends on the shares of the Company owned beneficially by such stockholder and/or stockholder associated person that are separate or separable from the underlying shares of the Company;

•

any proportionate interest in shares of the Company or synthetic equity interests held, directly or indirectly, by a general or limited partnership in which such stockholder and or stockholder associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

•

any performance-related fees (other than an asset-based fee) that such stockholder and/or stockholder associated person is entitled to based on any increase or decrease in the value of shares of the Company, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s and/or stockholder associated person’s immediate family sharing the same household; and

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•

any material interest in such business of the stockholder and any stockholder associated person, individually or in the aggregate, including the anticipated benefit to the stockholder and any stockholder associated person.

A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Computershare, using the contact information provided below.

To participate in householding, no action is required on your part, and the new process will be effective 60 days after the mailing of this notice, provided that you do not revoke your consent. We will not implement the new process until the 2011 annual meeting of stockholders. If you decide to revoke your consent and prefer to receive individual copies of the Stockholder Documents, please call our transfer agent, Computershare, acting on behalf of Cypress Sharpridge Investments, Inc., at (800) 622-6757 within the U.S. and Canada or (781) 575-4735 outside the U.S. and Canada or write to:

By Mail:

Computershare Investor Services

P.O. Box 43078

Providence, Rhode Island 02940

United States of America

By Overnight Delivery:

Computershare Investor Services

250 Royall Street

Canton, Massachusetts 02021

United States of America

Your consent to receive a consolidated mailing of your Stockholder Documents will continue until you revoke your consent as indicated above and request individual copies of your Stockholder Documents. In that case, individual delivery will resume no later than 30 days after you revoke your consent.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to Cypress Sharpridge Investments, Inc., 65 East 55th Street, New York, New York 10022, Attention: Secretary. You can also refer to our web site at www.cysinv.com. Information at, or connected to, our web site is not and should not be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas A. Rosenbloom

Secretary

New York, New York

March 15, 2010

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/CYS
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposal 2 listed below.

1.	Proposal to elect seven (7) directors (“Proposal 1”).									+

	01 - Kevin E. Grant 04 - Stephen P. Jonas 07 - David A. Tyson, PhD	For ☐ ☐ ☐	Withhold ☐ ☐ ☐	02 - Douglas Crocker, II 05 - Raymond A. Redlingshafer, Jr.	For ☐ ☐	Withhold ☐ ☐	03 - Jeffrey P. Hughes 06 - James A. Stern	For ☐ ☐	Withhold ☐ ☐

2.	To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (“Proposal 2”).	For ☐	Against ☐	Abstain ☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2010: The proxy statement, proxy card and our annual report to stockholders are available on the Internet at http://www.cysinv.com. On this site, you will be able to access the proxy statement, proxy card and our annual report to stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders. If you wish to obtain directions to the Annual Meeting, please contact our corporate secretary at (212) 612-3210.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cypress Sharpridge Investments, Inc.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2010

This Revocable Proxy is Solicited By the Board of Directors of Cypress Sharpridge Investments, Inc.

The undersigned stockholder of Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), hereby appoints Kevin E. Grant and Thomas A. Rosenbloom (collectively, the “Proxies”), and either of them, with full power to act alone and with full power of substitution and revocation, as proxies of the undersigned to attend the 2010 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, located at 200 Park Avenue, 52nd Floor, New York, New York 10166, on May 7, 2010 at 10:30 a.m., Eastern Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present upon the proposals set forth herein and to vote according to their discretion on any other matter which may properly be presented for action at the Annual Meeting or any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director and “FOR” the ratification and approval of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.